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                                                                    Exhibit 10.9


                                 LOAN AGREEMENT



      This Loan Agreement (this "Agreement") is executed as of the 18th day of September, 2000 by and between SPX Corporation, a Delaware corporation ("SPX"), and Inrange Technologies Corporation, a Delaware corporation (the "Company"). Notwithstanding the execution date hereof, this Agreement shall become effective upon the date of the closing of the Initial Public Offering (as defined below).


                                    ARTICLE I
                                   DEFINITIONS

      Section 1.01. Definitions. As used in this Agreement, the following terms will have the following meanings, applicable both to the singular and the plural forms of the terms described:

      "Agreement" has the meaning ascribed thereto in the preamble hereto, as such agreement may be amended and supplemented from time to time in accordance with its terms.

      "Class A Common Stock" means the Company's Class A Common Stock, $.01 par value per share.

      "Class B Common Stock" means the Company's Class B Common Stock, $.01 par value per share.

      "Excess Cash" means any cash and cash equivalents in excess of $15 million or such higher amount reasonably agreed to by the parties as necessary for the operation of the Company's business.

      "Initial Public Offering" means the initial public offering by the Company of shares of the Class B Common Stock as contemplated by a registration statement on Form S-1, as supplemented and amended from time to time.

      "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, government (and any department or agency thereof) or other entity.

      "SPX Credit Agreement" means the Credit Agreement, dated as of October 6, 1998, as amended and restated as of February 10, 2000 and as it may be further amended from time to time, among SPX and the Lenders Party thereto, Bank One, N.A., as
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Documentation Agent and The Chase Manhattan Bank as Administrative Agent, and
any replacements or refinancings of such agreement or, if otherwise, at any time, the loan agreement pursuant to which SPX has the largest revolving credit facility at such time.

      "Subsidiary" means, as to any Person, any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting capital stock or other voting ownership interests is owned or controlled directly or indirectly by such Person or by one or more of the Subsidiaries of such Person or by a combination thereof; provided, however, that any reference in this Agreement to a Subsidiary or Subsidiaries of SPX shall not include the Company.

      Section 1.02. Internal References. Unless the context indicates otherwise, references to Articles, Sections and paragraphs shall refer to the corresponding articles, sections and paragraphs in this Agreement and references to the parties shall mean the parties to this Agreement.

                                   ARTICLE II
                           THE LOANS AND THE SERVICES

      Section 2.01. Loan at the Closing of the Initial Public Offering. Immediately following the closing (the "Closing") of the Initial Public Offering, the Company shall lend to SPX all of the net proceeds of the Initial Public Offering in excess of $15 million, less the amount of the Company's cash on hand at the Closing, after repayment to SPX of amounts borrowed by the Company for acquisitions as described in the Company's Registration Statement on Form S-1, as amended.

      Section 2.02. Daily Cash Management. For so long as SPX performs cash management services for each of its Subsidiaries, including sweeps of all of the cash of SPX's Subsidiaries, SPX shall provide cash management services to the Company consistent with the services provided to its Subsidiaries, including sweeping to SPX all of the Company's Excess Cash at such times as SPX sweeps cash of SPX's Subsidiaries; provided, however, that no sweeping or loan hereunder will be made if such loan would result in a violation of law or subject the Company to any additional regulation. The Company agrees to permit SPX to sweep its Excess Cash on a daily basis or as otherwise performed for its Subsidiaries and that the amount of Excess Cash so swept shall be considered a loan from the Company to SPX.

      Section 2.03. Interest Rate. SPX shall be required to pay interest on all amounts loaned and deemed loaned by the Company to SPX pursuant to this Agreement from the date such amounts are loaned or deemed to have been loaned to the date paid in full (with the amount outstanding on any given day deemed to be the average amount outstanding at


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all times during such day), quarterly in arrears on each March 31, June 30,
September 30 and December 31, at a per annum rate equal to the weighted average daily interest that SPX paid for Revolving Loans (as defined in the SPX Credit Agreement) in the fiscal quarter prior to the fiscal quarter for which interest is being paid; provided, however that interest paid for loans made prior to October 1, 2000 shall bear interest at a per annum rate of 8.5% until October 1, 2000, when such loans shall begin bearing interest at the weighted average daily interest rate that SPX paid for Revolving Loans in the fiscal quarter ended September 30, 2000. Interest payable pursuant to this Section shall, at SPX's option, be payable by increasing the amount due under this Agreement, rather than by payment in cash.

      Five business days after the beginning of each fiscal quarter, SPX shall deliver to the Company a certificate stating the weighted average daily interest rate that SPX paid for Revolving Loans in the prior fiscal quarter and providing any information relating to the calculation of such interest rate that is reasonably requested by the Company.

      Section 2.04. Demand by the Company. Within two business days of the Company's written request, SPX shall repay any and all outstanding amounts loaned or deemed loaned under this Agreement, together with unpaid interest thereon to the date of such request.

      Section 2.05. Prepayment by SPX. Any or all amounts due under this Agreement, together with unpaid interest thereon to the date of repayment may be prepaid by SPX at any time without premium or penalty.

      Section 2.06. Computation of Outstanding Loans. Within two business days of (x) the end of each of SPX's fiscal quarters and (y) the Company's request, SPX shall provide the Company with a calculation setting forth the total amount that SPX owed the Company under this Agreement on the date of such request.


      Section 2.07 Services. The cash management services to be provided by SPX to the Company pursuant to this Agreement shall include, but not be limited to, processing lock box receipts, funding and processing payments cleared through accounts payable, payroll, wire transfers and other payments requested by the Company. The services provided under this Section 2.07 shall be deemed to be "Services" provided pursuant to the Management Services Agreement between SPX and the Company, and shall be subject to all of the terms of such agreement; provided, however, that, such Services shall terminate upon the earlier to occur of (x) a termination of such Services in accordance with the terms of the Management Services Agreement and (y) the termination of this Agreement pursuant to Section 3.01 hereof.



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                                   ARTICLE III
                              TERM AND TERMINATION

      Section 3.01. Term. This Agreement shall commence on the closing of the Initial Public Offering and shall automatically terminate on the earlier to occur of (x) the date that SPX owns shares of common stock of the Company representing less than 50% of the aggregate amount of the outstanding shares of Class A Common Stock and Class B Common Stock and (y) the occurrence of an Event of Default (as defined in the SPX Credit Agreement) under the SPX Credit Agreement.

      Section 3.02 Effect of Termination. Upon the termination of this Agreement, (x) SPX shall not have the right to sweep, and the Company shall not have any obligation to loan to SPX, any additional amounts under this Agreement and (y) all amounts due under this Agreement shall become immediately due and payable and shall thereafter bear interest at the rate in effect at the time plus 2%, per year; provided, however, that nothing contained in this Agreement shall be deemed to establish or require the payment of a rate of interest in excess of the amount legally enforceable. In the event that the rate of interest so required to be paid exceeds the maximum rate legally enforceable, whether as a result of acceleration of maturity or otherwise, the rate of interest so required to be paid shall be automatically reduced to the maximum rate legally enforceable, and any excess paid over such maximum enforceable rate shall be automatically credited on account of the principal hereof.

                                   ARTICLE IV
                                     PAYMENT

      Section 4.01. Payment. All payments of amounts owed under this Agreement shall be made in lawful money of the United States of America in same day funds to the account of the Company at such place as shall be designated in writing by the Company for such purpose.

      Section 4.02. Payment on a non-Business Day. Whenever any payment under this Agreement shall be stated to be due on a day which is not a business day in Delaware, Michigan or New York, such payment shall be made on the next succeeding business day and such extension of time shall be included in the computation of the payment of interest on amounts due under this Agreement.


                                    ARTICLE V
                                  MISCELLANEOUS


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      Section 5.01. Entire Agreement. This Agreement, the Management Services
Agreement between SPX and the Company and any other writing signed by the parties that specifically references this Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      Section 5.02. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand, facsimile transmission, intercompany mail, or mail, to the following addresses:

            If to SPX:

            SPX Corporation
            700 Terrace Point Drive
            P.O. Box 3301
            Muskegon, Michigan  49443
            Attn: Christopher J. Kearney, Esq.

            If to the Company:

            Inrange Technologies Corporation
            13000 Midlantic Drive
            Mt. Laurel, New Jersey  08054
            Attn: Kenneth H. Koch, Esq.


      or to such other addresses or telecopy numbers as may be specified by like notice to the other parties.

      Section 5.03. Governing Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the state of New York, without regard to principles of conflicts of law.

      Section 5.04. Jurisdiction. SPX hereby (i) irrevocably submits to the non-exclusive jurisdiction of any court sitting in the State of Delaware, the State of Michigan or the State of New York over any suit, action or proceeding arising out of or relating to this Agreement; (ii) irrevocably agrees that all claims in respect of any suit, action or proceeding may be heard and determined in such court; and (iii) irrevocably waives, to


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the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. SPX agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other manner provided by law. Nothing in this section shall affect the right of the Company or any of its assignees to serve process in any manner permitted by law or limit the rights of the Company or any of its assignees to bring proceedings against SPX in the courts of any other jurisdiction.

      Section 5.05. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

      Section 5.06. Amendment. This Agreement may only be amended by a written agreement executed by both parties hereto.

      Section 5.07. Counterparts. This Agreement may be executed in separate counterparts.

      Section 5.08 Assignment. SPX may assign its rights and obligations including the right to receive loans under this Agreement to any of its wholly-owned Subsidiaries; provided, however, that, notwithstanding such assignment, SPX shall continue to remain liable under this Agreement.

      Section 5.09 No Impairment. No provision of this Agreement shall alter or impair the obligation of SPX, which is absolute and unconditional, to pay the amounts due under this Agreement at the place, at the respective times, and in the currency herein prescribed.

      Section 5.10 Expenses. SPX shall pay all costs and expenses, including reasonable attorneys' fees incurred in the collection of amounts due under and enforcement of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents as of the day and year first written above.


                                       SPX CORPORATION


                                       By:  /s/ Christopher J. Kearney
                                          --------------------------------------
                                          Name:  Christopher J. Kearney
                                          Title: Vice President and General
                                                 Counsel



                                       INRANGE TECHNOLOGIES
                                       CORPORATION

                                       By:  /s/ Kenneth H. Koch
                                          --------------------------------------
                                          Name:  Kenneth H. Koch
                                          Title: Vice President and General
                                                 Counsel


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